Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of QNB Corp. of our report dated March 14, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QNB Corp. and subsidiary, which appears in the annual report on Form 10-K for the year ended December 31, 2018, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, PA

March 29, 2019